                                                        Exhibit 99.1
 This Form 4 is being filed in two parts due to the large number of reporting persons. Both filings relate to the same series of transactions described above. This is 1 of 2 filings. This Form 4 is filed on behalf of (i) Zone Venture Fund II, a California limited partnership; (ii) Zone Ventures Management Company II, LLC, a
California limited liability company; (iii) Draper Franchise LLC, a
California limited liability company; (iv) Zone Venture Fund II Annex,
L.P., a California limited partnership; (v) Timothy Draper Living
Trust, a trust formed under the laws of the State of California; (vi)
the Jessica C. Draper Trust, a trust formed under the laws of the State of California; (vii) the Adam P. Draper Trust, a trust formed under the laws of the State of California; (viii) the William T. Draper Trust, a trust formed under the laws of the State of California; (ix) the
Eleanor R. Draper Trust, a trust formed under the laws of the State of
California; (x) JABE, LLC, a California limited liability company
("JABE"); (xi) Timothy C. Draper, a United States citizen ("T.
Draper"); (xii) Frank M. Creer, a United States citizen ("Creer");
(xiii) Melissa P. Draper, a United States citizen ("M. Draper"); (xiv)
Draper Network Affiliate, LLC, a California limited liability company, and (xv) DFJ Network Affiliate VII, LLC, a California limited liability company.
 Relationships:
 (1) Zone Venture Fund II, L.P. is a California limited partnership
("Zone Venture Fund II").
 (2) Zone Ventures Management Company II, LLC ("Zone Ventures
Management Company II"), is the general partner of Zone Venture Fund II and Zone Fund II Annex. Mr. Creer and Draper Franchise LLC are the
managing members of Zone Ventures Management Company II.
 (3) Draper Franchise LLC ("Draper Franchise") (of which T. Draper is the managing member) is a managing member of Zone Ventures Management
Company II.
 (4) Zone Venture Fund II Annex, L.P. is a California limited partnership ("Zone Fund II Annex").
 (5) The Timothy Draper Living Trust is a trust formed under the laws of the State of California ("Draper Trust"). Mr. T. Draper and Ms. M.
Draper are co-trustees of the Draper Trust and share voting and investment power with respect to the shares held by the Draper Trust.
 (6) The Jessica C. Draper Trust, the Adam P. Draper Trust, the William
T. Draper Trust and the Eleanor R. Draper Trust are trusts formed under the laws of the State of California ("Children's Trusts"). Mr. T.
Draper is the sole trustee of the Children's Trusts and has sole voting and investment power with respect to the shares held by the Children's
Trusts.
 (7) JABE, LLC is a California limited liability company ("JABE"). T.
Draper is a member of JABE and has voting and investment power with respect to the shares held by JABE.
 (8) Draper Network Affiliate, LLC is a California limited liability company. Mr. T. Draper is a managing member.
 (9) DFJ Network Affiliate VII, LLC is a California limited liability company. Mr. T. Draper is a managing member.
 Each such party disclaims beneficial ownership of DivX, Inc. Common
Stock except to the extent of any pecuniary interest therein.